Exhibit 3.7

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES BB CONVERTIBLE PREFERRED STOCK

OF

 ONE WORLD HOLDINGS, INC

The undersigned, being the Secretary of ONE WORLD HOLDINGS, INC., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.195(5) of the Nevada Revised Statutes (“NRS”), DOES HEREBY CERTIFY:

Pursuant to the authority expressly granted and vested in the Board of Directors by the provisions of the Corporation’s Articles of Incorporation, dated December 30, 1985, as amended (the “Articles of Incorporation”), the Board of Directors, on July 28, 2014, in accordance with the provisions of NRS 78.195(5), adopted a resolution establishing a series of  5,000,000 (Five Million) shares of preferred stock of the Corporation, par value $0.001 per share (the “Preferred Stock”), to be designated as its Series BB Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Articles of Incorporation, the Board of Directors hereby establishes a series of Series BB Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES BB CONVERTIBLE PREFERRED STOCK

SECTION 1. Designation; Number of Shares; Rank.

(a)  There shall be created from the 10,000,000 shares of Preferred Stock authorized to be issued by the Articles of Incorporation, a series of Preferred Stock designated as “Series BB Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the authorized number of shares constituting the Convertible Preferred Stock shall be 5,000,000 (Five Million) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors adopted and filed pursuant to the provisions of NRS 78.195(5) or any successor provision, and by the filing of a certificate of increase or decrease with the Secretary of State of the State of Nevada; provided that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.

(b)  The Convertible Preferred Stock, with respect to dividend rights and upon liquidation, winding-up or dissolution of the Corporation, ranks (a) senior to all Junior Stock; and (b) on a parity, in all respects, with all the Parity Stock. The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders, but such consent is required for the authorization or issuance of Parity Stock pursuant to Section 9.

               SECTION 2. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:

“Alternate Consideration” shall have the meaning assigned to such term in Section 3(d).

“Articles of Incorporation” shall have the meaning assigned to such term in the second paragraph of the preamble.

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Convertible Preferred Stock, as it may be amended from time to time.

    “Change of Control” means any merger, consolidation, sale of stock or other business combination in which the Corporation is not the surviving entity or in which the stockholders of the Corporation prior to the transactions beneficially own less than 51% of the Corporation’s voting power after giving effect to such transaction.

“Close of Business” shall mean 5:00 p.m. (New York City time).

    “Closing Bid Price” of the Common Stock on any date shall mean the closing bid price per share on that date as reported on the NASDAQ Capital Market. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Bid Price” will be the last quoted bid price for the Common Stock reported in the over-the-counter market on the relevant date. If the Common Stock is not so quoted, the “Closing Bid Price” will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Common Stock” shall mean the common stock, par value $0.0025 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.

“Conversion Agent” shall have the meaning assigned to such term in Section 16.

“Conversion Date” shall have the meaning assigned to such term in Section 6(a)(ii).

“Convertible Preferred Stock” shall have the meaning assigned to such term in Section 1.

“Conversion Rate” shall have the meaning assigned to such term in Section 6(a).

“Corporation” shall have the meaning assigned to such term in the first paragraph of the preamble.

“Dividend Payment Date” shall mean each April 1, July 1, October 1 and January 1, commencing on the subsequent date following the issuance of the Preferred Stock to the Holder.

    “Dividend Rate” shall mean, the rate or percentage of which, as determined by the Board of Directors of the Corporation, directly or indirectly, declare or pay any dividends on its capital stock or otherwise make any distributions on its equity securities, or permit any of its subsidiaries to declare or pay any dividends on its capital stock or otherwise make any distributions on its equity securities.

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 31, June 30, September 30 and December 31 immediately preceding such Dividend Payment Date.

“Effective Date” shall mean the date on which a Fundamental Change event is consummated.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Adjusted Conversion Rate” shall have the meaning assigned to such term in Section 17(f).

“Fundamental Change” shall mean the occurrence of any of the following:

(a) the Corporation consolidates with, merges with or into, another Person, or any Person consolidates with, or merges with or into, the Corporation, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Corporation’s voting capital stock immediately prior to such transaction beneficially own, directly or indirectly, voting capital stock representing a majority of the total voting power of all outstanding classes of voting capital stock of the continuing or surviving Person in substantially the same proportion among themselves as such ownership immediately prior to such transaction; and

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Corporation’s voting capital stock immediately prior to such transaction beneficially own, directly or indirectly, voting capital stock representing a majority of the total voting power of such Person or group, and excluding license agreements with respect to any of the Corporation’s products.

“Fundamental Change Notice” shall have the meaning assigned to such term in Section 9(a).

“Holder” or “holder” shall mean a holder of record of the Convertible Preferred Stock.

“Issue Date” shall mean the original date of issuance of the Convertible Preferred Stock to the Holder.

“Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

    “Liquidation Event” shall mean, (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or Optional Redemption pursuant to Section 3 by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Convertible Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Convertible Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the “Permitted Merger”), unless the holders of the shares of Series B Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the holders of Convertible Preferred Stock elect otherwise.

“Liquidation Value” shall mean, with respect to each share of Convertible Preferred Stock, $50.00.

    “Market Disruption Event” shall mean (i) a failure by the primary United States national securities or regional exchange or market on which the Common Stock is listed, admitted for trading or quoted to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

    “Notice of Conversion” shall have the meaning assigned to such term in Section 6(a)(i).

    “NRS” shall have the meaning assigned to such term in the first paragraph of the preamble.

    “Open of Business” shall mean 9:30 a.m. (New York City time).

    “Parity Stock” shall mean any class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

    “Partially Adjusted Conversion Rate” shall have the meaning assigned to such term in Section 17(f).

    “Paying Agent” shall have the meaning assigned to such term in Section 16.

    “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

    “Preferred Stock” shall have the meaning assigned to such term in the second paragraph of the preamble.

    “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

    “Redemption Date” shall have the meaning assigned to such term in Section 3(a).

    “Reference Property” shall have the meaning assigned to such term in Section 8.

    “Registrar” shall have the meaning assigned to such term in Section 16.

    “SEC” or “Commission” shall mean the Securities and Exchange Commission.

    “Securities Act” shall mean the Securities Act of 1933, as amended.

    “Senior Stock” shall mean each class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

    “Scheduled Trading Day” shall mean any day that is scheduled to be a Trading Day. If the Common Stock is not so listed for trading or quotation on or by any exchange or quotation system, Scheduled Trading Day means a Business Day.

    “Trading Day” shall mean a day during which (i) trading in the Common Stock generally occurs on The Nasdaq Capital Market, or if the Common Stock is not listed on the Nasdaq Capital Market, then the principal U.S. national or regional securities exchange on which the Common Stock is listed, admitted for trading or quoted or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day, and (ii) there is no Market Disruption Event. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for a regular full Trading Day on the relevant exchange or trading system. For the avoidance of doubt, Trading Day shall not include any Scheduled Trading Day with a scheduled closing time earlier than the then standard closing time for a regular full Trading Day even if such earlier closing time is the scheduled closing time for such day.

    “Transfer Agent” shall have the meaning assigned to such term in Section 16.

    “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

SECTION 3. Optional Redemption.

(a) The Convertible Preferred Stock shall be subject to optional redemption by the Corporation in its sole and absolute discretion at any time after the Issue Date to the Holder (the “Redemption Date”). Notwithstanding anything to the contrary herein, on the Redemption Date, the Corporation may partially or fully repay to Holders of the Convertible Preferred Stock in respect of each share of Convertible Preferred Stock then outstanding a sum, in cash, equal to Liquidation Value plus the product of (a) the Liquidation Value times (b) two-tenths (0.2) plus (c) any accrued and unpaid dividends through and including the Redemption Date.

(b) Effectiveness of Redemption.  Upon payment of the full redemption price of a share of Convertible Preferred Stock, on and after the close of business on the Redemption Date, such shares of Convertible Preferred Stock shall cease to be outstanding and all rights with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares shall terminate.

(c) Status of Redeemed Shares.  Shares of Convertible Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Convertible Preferred Stock may be reissued only as shares of a series of Preferred Stock other than Convertible Preferred Stock).

(d) Shares Not Redeemed.  If any shares of Convertible Preferred Stock are not redeemed by the Corporation pursuant to this Section 3 in connection with a Change in Control, then upon any subsequent conversion of such shares of Convertible Preferred Stock, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion absent such Change In Control, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Change in Control.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change in Control, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of its shares of Convertible Preferred Stock following such Change in Control.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Change in Control shall file a new Certificate of Designation with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Change in Control is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (e) and insuring that this Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Change in Control.  Notwithstanding the foregoing or any other provisions of this Certificate of Designation, in the event that the agreement relating to a Change in Control provides for the conversion or exchange of the Convertible Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the holders of a majority of the then-outstanding shares of Convertible Preferred Stock, then the holders of the Convertible Preferred Stock shall have only the rights set forth in such agreement.

              SECTION 4. Dividends and Distributions.

(a) Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the Dividend Rate. Dividends on the Convertible Preferred Stock will be payable quarterly in arrears on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, from the Issue Date. Dividends will be payable to holders of record as they appear on the Corporation’s stock register on the applicable Dividend Record Date. Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period less than a full dividend period (based upon the number of calendar days elapsed during the period) will be computed on the basis of a 365-day year and actual days elapsed.

(b) Corporation’s Ability to Pay Dividends in Cash or Kind . On the Dividend Payment Date, the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Dividend Payment Date. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or shares of Common Stock, the Corporation must provide the Holders with at least 20 Trading Days’ notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to such Holder in connection with such Dividend Payment Date. If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Corporation.

(c) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon all outstanding shares of Convertible Preferred Stock.

(d) No dividends or other distributions in respect of shares of Junior Stock shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation, of any shares of Junior Stock (except by conversion into or exchange for shares of Junior Stock) unless and until all accumulated, accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.

(e) No dividends or other distributions in respect of shares of Parity Stock shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation, of any shares of Parity Stock (except by conversion into or exchange for shares of Parity Stock or Junior Stock) unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of any such declaration, payment, setting apart, purchase, redemption or other acquisition.

(f) Dividends on the Convertible Preferred Stock will accrue regardless of whether: (i) the Corporation’s agreements, including the Corporation’s credit facilities, at any time prohibit the current payment of dividends, (ii) there are funds legally available for the payment of such dividends, or (iii) such dividends are authorized by the Board of Directors.

              SECTION 5. Liquidation Preference.

(a) In the event of the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to the stockholders of the Corporation, before any payment or distribution is made to holders of Junior Stock (including the Common Stock), in respect of each share of Convertible Preferred Stock an amount equal to the Liquidation Preference, plus any accumulated and unpaid dividends on such shares to the date fixed for liquidation, winding-up or dissolution.

(b) Neither the sale of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in proportion to the number of shares of Convertible Preferred Stock held by each such holder on the date of the Liquidation Event or any distribution of assets of the Corporation in proportion to the full Liquidation Preference and accumulated and unpaid dividends to which they are entitled.

(d) After the payment to the holders of the shares of Convertible Preferred Stock of full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(e) Certain Events. For purposes of this Section 5, a Change of Control shall be treated as a Liquidation Event and shall entitle each Holder to receive, upon the consummation of such Change of Control, and at such Holder’s option, cash in an amount equal to the Liquidation Value of such Holder’s Preferred Shares.

              SECTION 6. Conversion.

(a)  At the Option of the Holder. Holders of Convertible Preferred Stock may convert any or all of their shares of Convertible Preferred Stock, at the option of the holder thereof and subject to notice requirements described herein, into fifty (50) fully paid and nonassessable shares of the Common Stock (the “Conversion Rate”) at any time and from time to time from, provided, however, and only after a minimum of six (6) months has elapsed from the issuance of such Convertible Preferred Stock, subject to the terms and provisions of this Section 6.

(i) Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Each share of Convertible Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the Conversion Rate in effect at the close of business on the Conversion Date.

(ii) The conversion right of a Holder of Convertible Preferred Stock shall be exercised by the Holder by the surrender to the Corporation of the certificates representing the shares to be converted to the Corporation, accompanied by (A) written Notice of Conversion to the Corporation that the Holder elects to convert all or a portion of the shares of Convertible Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (B) (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required. The date on which a Holder complies with the procedures in this Section 6(a) is the “Conversion Date.” If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.

(iii) Upon any such conversion of any share of Convertible Preferred Stock, the Holder thereof shall also be entitled to receive a sum, in cash, equal to all declared and unpaid dividends thereon to the Conversion Date.

(iv) The Corporation shall deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the seventh Trading Day immediately following the relevant Conversion Date.

(v) If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are converted, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible Preferred Stock a new certificate evidencing the shares of Convertible Preferred Stock that are not subject to such conversion. On and after the close of business on the Conversion Date, the holder converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, such shares of Convertible Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares (except the right to receive the Common Stock, any accrued and unpaid dividends to the date of such conversion in cash and any cash in lieu of fractional shares of Common Stock due in connection with such conversion in accordance with Section 10) shall terminate.

(b)  Mechanics of Conversion.

(i) The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion, whether optional or mandatory, of the Convertible Preferred Stock in a name other than that of the Holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

 (c)  Reservation of Shares; Compliance with Law; Listing.  A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the other provisions of this Section 6. If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts to list such shares of Common stock on each national securities exchange on which the Common Stock is listed.

SECTION 7. Conversion Rate Adjustments.

(a) If the Corporation at any time after the Issue Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced, as applicable.  If the Corporation at any time after the Issue Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased.  Any adjustment made under this Section 7(a) shall become effective immediately after the close of the business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion, as applicable, shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

 (b) Except as stated herein, the Corporation will not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

 (c) To the extent that the Corporation has a rights plan in effect upon conversion of the shares of Convertible Preferred Stock into Common Stock, holders of the shares of Convertible Preferred Stock will receive, in addition to shares of the Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock shares of its capital stock as described in Section 7(a) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

  (d) Adjustments to the Conversion Rate will be calculated to the nearest 1/100th of a share. The Corporation will not be required to make an adjustment to the Conversion unless the adjustment would require a change of at least 1% in the Conversion Rate, as applicable. However, the Corporation will carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried-forward adjustments; provided that, all such carried forward adjustments to the Conversion Rate shall be made on the conversion date of any shares of Convertible Preferred Stock or at the time the Corporation notifies holders of shares of Convertible Preferred Stock of a Fundamental Change as set forth in Section 9.

SECTION 8. Recapitalizations, Reclassifications and Changes of the Common Stock.  In the event of any of the following events which does not constitute a Fundamental Change:

(a) any consolidation, merger or combination involving the Corporation;

(b) any sale, lease or other transfer to another person of all or substantially all of property and assets of the Corporation; or

(c) any statutory share exchange;

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective date of the transaction, the right to convert each share of Convertible Preferred Stock will be changed into a right to convert each such share of Convertible Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of the Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction. If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the shares of Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election. The Corporation will notify holders of the weighted average as soon as practicable after such determination is made. The Corporation agrees not to become a party to any such transaction unless its terms are consistent with the foregoing.  Within five (5) Business Days after the Effective Date of any of the foregoing events, the Corporation shall provide written notice to the each Holder of the Convertible Preferred Stock of the completion of the transaction, the effect of such transaction on such Holder’s Convertible Preferred Stock, and a description of the material terms of any consideration payable or issuable to such Holder in respect of such Holder’s Convertible Preferred Stock, including the designations, rights, privileges and preferences of any securities.

SECTION 9. Special Rights Upon a Fundamental Change.

(a) In the event that the Corporation is a party to a transaction or event described in clauses (a) or (b) of the definition of Fundamental Change, the Corporation must give notice of each such Fundamental Change (“Fundamental Change Notice”) to all record holders of the Convertible Preferred Stock at least twenty (20) Business Days prior to the anticipated Effective Date of the Fundamental Change.

(b) A Holder shall be entitled to elect an optional conversion of its Convertible Preferred Stock in accordance with Section 6(a) at any time on or before the Effective Date of such Fundamental Change.  If a Holder elects not to exercise its conversion rights pursuant to Section 6 and this Section 9, such Holder’s Convertible Preferred Stock shall remain issued and outstanding and all other rights, privileges and preferences of the Convertible Preferred Stock set forth in this Certificate of Designation shall remain fully vested in each such Holder of Convertible Preferred Stock.

(c) The Fundamental Change Notice shall be given by first-class mail to each record Holder of shares of Convertible Preferred Stock, at such Holder’s address as the same appears on the books of the Corporation. Each such notice shall state (i) the anticipated Effective Date; (ii) that if optional conversion is elected by a Holder of Convertible Preferred Stock in connection with the Fundamental Change, all declared and unpaid dividends on the shares of Convertible Preferred Stock shall accrue to the Effective Date of the Fundamental Change.

(d) Upon any such conversion of any share of Convertible Preferred Stock in connection with a Fundamental Change, the holder thereof shall also be entitled to receive a sum, in cash, equal to all declared and unpaid dividends thereon to the Effective Date of the Fundamental Change.

(e) The Corporation shall deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the fourth Trading Day immediately following the Effective Date of the Fundamental Change.

(f) On or before the Effective Date of the Fundamental Change, each Holder of shares of Convertible Preferred Stock wishing to exercise its conversion right pursuant to this Section 9 shall surrender the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, in the manner and at the place designated in the Fundamental Change Notice.

(g)  Within five (5) Business Days after the Effective Date of any Fundamental Transaction, the Corporation shall provide written notice to the each Holder of the Convertible Preferred Stock of the completion of the Fundamental Transaction, the effect of such transaction on such Holder’s Convertible Preferred Stock, and a description of the material terms of any consideration payable or issuable to such Holder in respect of such Holder’s Convertible Preferred Stock, including the designations, rights, privileges and preferences of any securities.

SECTION 10. Fractional Shares. If, upon conversion of the Convertible Preferred Stock, a holder would be entitled to receive a fractional interest in a share of the Common Stock, the Corporation will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to the product of (a) the Closing Sale Price of a share of Common Stock on the Trading Day immediately preceding the date on which shares of Common Stock are issued upon conversion of a share of Convertible Preferred Stock, and (b) such fraction of a share.

SECTION 11. Convertible Preferred Stock Redeemable or Exchangeable at Option of Corporation; No Sinking Fund. Except as set forth in Section 6, the Convertible Preferred Stock shall not be redeemable upon the request of Holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of holders thereof. The Corporation reserves the right to exchange the Holder’s Convertible Preferred Stock for other capital stock or indebtedness of the Corporation or other property if the Corporation deems it to be in the best interests of the Corporation to do so.  The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

SECTION 12. Voting Rights.

(a) Except as otherwise required by applicable law or as set forth herein, the shares of Convertible Preferred Stock shall be voted equally with the shares of Common Stock as a single class with respect to all matters submitted to the holders of Common Stock at any annual or special meeting of stockholders of the Corporation, or the holders of Convertible Preferred Stock may act by written consent in the same manner as Common Stock, upon the following basis: each holder of one or more shares of Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the NRS and the Bylaws of the Corporation and to such number of votes for the shares of Convertible Preferred Stock held by such holder immediately after the close of business on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock equal to the number of fully converted shares of Convertible Preferred Stock held by the Holder. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula with respect to any holder of Convertible Preferred Stock shall be rounded to the nearest whole number (with one-half rounded upward to one).

(b) From and after the Issue Date until such time as at least fifty-one percent (51%) of the authorized and issued shares of Convertible Preferred Stock have been converted or redeemed, without the consent or affirmative vote of the Holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the outstanding shares of Common Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue any shares of any other class or series of Parity Stock (or any security convertible into Parity Stock), or (ii) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock. From and after the date on which at least fifty-one percent (51%) of the authorized and issued shares of Convertible Preferred Stock are no longer outstanding, the consent required of the holders of outstanding shares of Convertible Preferred Stock, voting separately as a class, pursuant to this paragraph (b) of Section 12 shall be reduced from sixty-six and two-thirds percent (66 and 2/3%) to a majority of the outstanding shares of Convertible Preferred Stock.

SECTION 13.   Restrictive Covenant. As long as any shares of Convertible Preferred Stock are outstanding, unless the Holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the outstanding shares of Convertible Preferred Stock, voting separately as a class, shall have otherwise given prior written consent, the Corporation shall not: (a)consummate a Liquidation Event, unless a distribution of cash proceeds to the Holders of shares of Convertible Preferred Stock in an aggregate amount equal to the Liquidation Value occurs upon the consummation of such Liquidation Event; (b) authorize, create or issue any shares of any class or series of Senior Stock (or any security convertible into Senior Stock), (c) amend this Certificate of Designation, the Articles of Incorporation or Bylaws, in any such case, in a manner that would alter or change the powers, preferences, privileges or rights of the Convertible Preferred Stock or adversely affect the rights, preferences or privileges of the Convertible Preferred Stock; or (d) permit any of its subsidiaries (whether or not a Subsidiary on the Effective Date) to, directly or indirectly, amend this Certificate of Designation.

SECTION 14. Status of Convertible Preferred Stock Upon Retirement. Shares of Convertible Preferred Stock that are converted pursuant to Section 6 or Section 9 [or redeemed pursuant to Section 3] shall be retired pursuant to NRS, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the conversion pursuant to Section 6 or Section 9 [or redeemed pursuant to Section 3] of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designation shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the provisions of NRS 78.195(5), or any successor provision, and without stockholder action, to cause this Certificate of Designation to be eliminated from the Corporation’s Articles of Incorporation.

SECTION 15. Certificates.  Ownership of shares of Convertible Preferred Stock shall be evidenced by certificates issued by the Corporation to each Holder in accordance with the NRS and the Corporation’s Articles of Incorporation and Bylaws. The Corporation may, in its sole discretion, deem the person in whose name shares of Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Convertible Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

SECTION 16. Transfer, Payment and Conversion. The Convertible Preferred Stock may be presented to the Corporation at its principal place of business for transfer, payment or conversion. The Corporation also shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock for the purpose of registering shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock as herein provided. The initial registrar for the Convertible Preferred Stock shall be the Corporation.

                The Corporation may appoint one or more additional transfer agents, paying agents and/or conversion agents in such other locations as it shall determine. The term “Transfer Agent” includes any additional transfer agent, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Transfer Agent, Paying Agent or Conversion Agent without prior notice to any holder.

                SECTION 17. Certain Other Provisions.

(a) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Houston, Texas (the “Houston Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Houston Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Houston Courts, or such Houston Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(b) Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.

(c) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Headings.  The headings of the various subdivisions hereof are for convenience only, do not constitute a part of this Certificate of Designation and shall not affect the interpretation of and not be deemed to limit or affect any of the provisions hereof.

(e) Holders of Convertible Preferred Stock may be entitled to preemptive rights to acquire additional capital stock of the Corporation pursuant to a corresponding subscription agreement, if any.

(f) Notwithstanding any provision herein to the contrary, if as a result of the occurrence of events beyond the Corporation’s control, the required adjustment to the Conversion Rate pursuant to this Certificate of Designation would require the Corporation to obtain stockholder approval in accordance with the stockholder approval rules of The Nasdaq Capital Market or the principal stock exchange on which the Common Stock is listed at the relevant time (such adjusted Conversion Rate requiring stockholder approval, the “Fully Adjusted Conversion Rate”), then the Corporation shall (A) initially adjust the Conversion Rate up to the maximum Conversion Rate (not to exceed the Fully Adjusted Conversion Rate) that would not require such stockholder approval (the “Partially Adjusted Conversion Rate”), and (B) promptly seek stockholder approval necessary to permit the Fully Adjusted Conversion Rate. Upon receipt of such stockholder approval, the Corporation shall further adjust the Partially Adjusted Conversion Rate to equal the Fully Adjusted Conversion Rate, as such Conversion Rate may be further adjusted pursuant to the Certificate of Designation.

(g) Whenever the Corporation is required to provide notice to Holders of the Convertible Preferred Stock of an Optional Redemption or Fundamental Change, in addition to any other notice hereunder, the Corporation shall issue a press release containing such information for publication on the Dow Jones News Service or Bloomberg Business News (or if such services are not available, another broadly disseminated news or press release service selected by it).

(h) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Convertible Preferred Stock shall be given to the registered address set forth in the Corporation’s records for such holder.

(i) With respect to any notice to a Holder of shares of Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(j) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

(k) This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Nevada.

[ Remainder of Page Intentionally Left Blank; Signature Page Follows ]

       RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

       IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer on behalf of the Corporation does hereby declare and certify that this is the act and deed of the Corporation and accordingly has signed this Certificate of Designations as of July 29, 2014 (the “Effective Date”).

ONE WORLD HOLDINGS, INC.
By:	/s/Corinda J.Melton
	Name:	Corinda Joanne Melton
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of  Series BB Convertible Preferred Stock indicated below into shares of common stock, par value $0.0025 per share (the “Common Stock”), of ONE WORLD HOLDINGS, INC., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date Series BB Convertible Preferred Stock acquired: ________________________ Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ ______________________ ______________________ or DWAC Instructions: Broker no: _______________________________ Account no: ______________________________
[HOLDER] By:___________________________________ Name: Title: